EXHIBIT 99.1

Press Release	Source: Overland Storage, Inc.

Overland Acquires Adaptec’s Snap Server NAS Business to Further Extend the Reach of Its End-to-End Data Protection Offerings

Monday June 30, 6:00 am ET

Top-Selling NAS Servers Will Enhance Overland’s Growth as the Premier Provider of Data Protection Solutions

SAN DIEGO, June 30 /PRNewswire-FirstCall/ — Overland Storage, Inc. (Nasdaq: OVRL - News) today announced that it has acquired the Snap Server NAS business from Adaptec Inc. (Nasdaq: ADPT - News), including the brand and all assets related to Snap Server networked and desktop storage appliances. The acquisition extends Overland’s vision, reach and strategy for delivering end-to-end data protection to its customers and partners with the addition of best-in-class NAS and replication solutions. The net purchase price was $3.6 million, with $2.1 million paid in cash upon closing of the transaction, and the remainder to be paid in 12 months.

The Snap Server product line broadens Overland’s capabilities by adding distributed NAS while also strengthening central and remote office data protection. Snap Server leads the NAS market with more than 200,000 units shipped. The acquisition will enable Overland to address the $1.2 billion SMB NAS market, which according to IDC continues to grow by at least 15 percent annually. The features and functions of the Snap Server product line position it well to target the three fastest growing market segments: distributed NAS, centralized data protection for remote sites and backup to disk.

This acquisition enables Overland to provide its customers and partners with much-needed NAS functionality that complements the company’s well established REO® disk-based backup VTL, NEO® and ARCvault(TM) tape automation products along with ULTAMUS® RAID general-purpose SAN storage. The addition of the Snap Server business is important to Overland in a number of ways. First, it adds a best-in-class distributed NAS offering to the company’s product portfolio, helping Overland achieve its goal of providing “end-to-end data protection solutions” to SMB customers and distributed enterprises. Second, the acquisition immediately adds approximately $18 million in annual revenue to the company’s run rate, which should provide Overland with the ability to leverage its existing sales force, marketing resources and infrastructure. Finally, the acquisition contributes a significant amount of proprietary intellectual property (IP), which should strengthen the company’s intrinsic value, along with a strong and cohesive development team to promote further growth of the Snap Server product line.

“We believe that the cross-pollination of existing Overland IP with the Snap Server IP will yield innovative features and products that will strengthen all our product offerings individually, as well as improve their interoperability,” said Vern LoForti, president and CEO of Overland Storage. “Snap Servers are pervasive in the marketplace and we intend to leverage this position to continue the Snap tradition of simple, reliable, easy-to-use appliances. We also plan to extend the Snap reach by exploring emerging market segments such as the ever-increasing demands for high-performance, cost-effective, scalable file-based storage to accommodate the rapid rise of video surveillance and video archiving applications. Although the acquisition initially will negatively impact our P&L, our goal is to make the Snap business cash-flow positive by the third quarter of our fiscal year ending June 30, 2009.”

“The sale of the Snap Server business allows us to focus on strengthening our leadership position in the Unified Serial RAID controller business, leverage our iSCSI assets and continue to streamline the company’s operations,” said S. “Sundi” Sandaresh, president and chief executive officer, Adaptec Inc. “We are extremely pleased to sell the Snap Server NAS business to Overland; its management team shares Adaptec’s commitment to product quality, technology development and customer service.”

Snap Servers featuring NAS functionality-specifically, Snap Server 650, Snap Server 520, Snap Server 410, Snap Server 210 and Snap Server 110-provide expandable capacity from 1TB to 88TBs with a combination of SATA and SAS drives. In addition to these products, Overland also acquired the proprietary Snap Server GuardianOS operating system and all licenses, patents, inventories and fixed assets relating to the Snap business. Overland will assume all Snap customer support obligations. Also, the Milpitas, Calif.-based Snap Server team of approximately 50 people will be joining Overland, including sales, marketing, engineering and support. All existing Snap Server customers will continue to receive full service and support.

Additional information will be provided in a Form 8-K to be filed with the Securities and Exchange Commission in connection with the transaction, as well as during Overland’s fiscal 2008 fourth quarter conference call currently scheduled for August 7, 2008.

About Overland Storage

Overland Storage is a market leader and innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault(TM) tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities, ULTAMUS® RAID SAN-based appliances and Snap Server NAS-based appliances. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at http://www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “will”, “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include the inherent and significant risks of integrating a new acquisition, possible delays in new product introductions and shipments; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES, REO, NEO SERIES, NEO, ARCvault SERIES, ARCvault, ULTAMUS, and Snap Server are trademarks of Overland Storage, Inc.

Source: Overland Storage, Inc.